Registration Nos. 333-231463

333-225385

333-204014

333-171113

333-160357

333-123426

333-76026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-231463

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-225385

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-204014

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-171113

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-160357

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-123426

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-76026

UNDER

THE SECURITIES ACT OF 1933

AARON’S HOLDINGS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	85-2484385
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(Address of Principal Executive Offices, including Zip Code)

The Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Award Plan, 2020 Amendment and Restatement; the Aaron’s, Inc. Employee Stock Purchase Plan, 2020 Amendment and Restatement; the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as Amended and Restated; the Aaron’s, Inc. Employees Retirement Plan, as amended and restated; and the Aaron’s, Inc. Deferred Compensation Plan, 2020 Amendment and Restatement

(Full title of the plan)

Robert W. Kamerschen

Executive Vice President, General Counsel, Chief Corporate Affairs Officer & Corporate Secretary

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(Name and address of agent for service)

(678) 402-3000

(Telephone number, including area code, for agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Aaron’s Holdings Company, Inc., a Georgia corporation (the “Company” or the “Registrant”), files these Post-Effective Amendments (the “Amendments”) to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on (i) May 14, 2019 (Registration No. 333-231463), (ii) June 1, 2018 (Registration No. 333-225385), (iii) May 8, 2015 (Registration No. 333-204014), (iv) December 10, 2010 (Registration No. 333-171113), (v) June 30, 2009 (Registration No. 333-160357), (vi) March 18, 2005 (Registration No. 333-123426), and (vii) December 28, 2001 (Registration No. 333-76026) (the Registration Statements in clauses (i) through (vii) of this sentence, the “Initial Registration Statements”) as the successor registrant to Aaron’s, Inc., a Georgia corporation (the “Predecessor”), in connection with the reorganization of the Predecessor into a new holding company structure (the “Reorganization”).

The Reorganization was completed on October 16, 2020 and was effected through a merger pursuant to the Agreement and Plan of Merger, dated as of May 1, 2020, by and among the Registrant, the Predecessor and Aaron’s Merger Sub, Inc. As a result of the Reorganization, the Predecessor became a wholly owned subsidiary of the Registrant. In the Reorganization, each outstanding share of common stock of the Predecessor, par value $0.50 per share, was converted into one share of common stock of the Company, par value $0.50 per share.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Company’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “AAN.”

In connection with the Reorganization, the Company assumed the Predecessor’s obligations, and agreed to perform all obligations of the Predecessor under, the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as Amended and Restated (the “2001 Stock Option and Incentive Award Plan”), the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Award Plan (the “2015 Equity and Incentive Plan”), the Aaron’s, Inc. Employee Stock Purchase Plan (the “ESPP”), the Aaron’s, Inc. Employees Retirement Plan (the “Retirement Plan”) and the Aaron’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). At the consummation of the Reorganization, the following plans were each amended and restated in connection with the Reorganization to effectuate the Company’s assumption of such plans and, among other things, to provide that references to the Predecessor be changed to refer to the Company and references to the Predecessor’s common stock be changed to refer to the Company’s common stock: the 2015 Equity and Incentive Award Plan, the ESPP and the Deferred Compensation Plan. In addition, the Retirement Plan and the 2001 Stock Option and Incentive Award Plan were amended to reflect the Company’s assumption thereof.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Amendments) for all purposes of the Securities Act and the Exchange Act. These Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. Predecessor paid all registration fees at the time of filing the Initial Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as covered by the Initial Registration Statements, each as amended by the Amendments (collectively, the “Registration Statements”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Registrant or the Predecessor are incorporated herein by reference:

(a)	Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed on February 20, 2020);

(b)	Amendment No. 1 to Predecessor’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019 (filed on April 27, 2020);

(c)

Predecessor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (filed July  29, 2020) and Predecessor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (filed May 7, 2020);

(d)

Predecessor’s Current Reports on Form 8-K filed on January 22, 2020, February  20, 2020, February  25, 2020, March  19, 2020, April  24, 2020, May  7, 2020, June  19, 2020 and July 29, 2020 (other than any portion of such filings not deemed to be filed);

(e)

The description of the Registrant’s common stock, par value $0.50 per share, contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K12B (filed on October 16, 2020), and any amendment or report filed for the purpose of updating such description; and

(f)	Registrant’s Current Report on Form 8-K12B (filed on October 16, 2020).

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, the Registrant is the successor issuer with respect to the above documents in items (a) through (d) previously filed by the Predecessor with the Commission and incorporated by reference herein. Any statement contained in this registration statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this registration statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Second Amended and Restated Articles of Incorporation of the Company provide that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.

Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding (a “Proceeding”) (other than an action or suit by or in the right of the Company) resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity. In such a Proceeding, an officer or director may only be indemnified for expenses and liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases, in a manner he or she reasonably believed to be not opposed to the best interest of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person from any threatened, pending or completed Proceeding by or in the right of the Company resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity (a) to the fullest extent permitted by law against all expenses if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interests of the Company and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) to the fullest extent permitted by law (including through a determination by a court of competent jurisdiction pursuant to Section 14-2-854 of the Georgia Business Corporation Code, as amended from time to time) against all expenses and liabilities that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding.

Notwithstanding these requirements, any officer or director is entitled to indemnification of any expenses in connection with any Proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such Proceeding.

Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed Proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity.

The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

4.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

5.1*	Opinion of King & Spalding LLP regarding the legality of the securities.

10.1	Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Award Plan, 2020 Amendment and Restatement (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

10.2	Aaron’s, Inc. Employee Stock Purchase Plan, 2020 Amendment and Restatement (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

10.3	Aaron’s, Inc. Employees Retirement Plan, as amended and restated effective January 1, 2016 (incorporated herein by reference to Exhibit 10.7 to Aaron’s, Inc.’s Quarterly Report on Form 10-Q filed on August 4, 2016).

10.4	First Amendment to the Aaron’s, Inc. Employees Retirement Plan (incorporated herein by reference to Exhibit 10.8 of Aaron’s, Inc.’s Quarterly Report on Form 10-Q filed on August 4, 2016).

10.5	Third Amendment to the Aaron’s, Inc. Employees Retirement Plan (incorporated herein by reference to Exhibit 10.1 of Aaron’s, Inc.’s Quarterly Report on Form 10-Q filed on November 4, 2019).

10.6	Fourth Amendment to the Aaron’s, Inc. Employees Retirement Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

10.7	Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as Amended and Restated (incorporated herein by reference to Exhibit 10.1 to Aaron’s, Inc.’s Current Report on Form 8-K filed on April 10, 2009).

10.8	Amendment to the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as Amended and Restated (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

10.9	Aaron’s, Inc. Deferred Compensation Plan, 2020 Amendment and Restatement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K12B filed on October 16, 2020).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages hereto).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 16th day of October, 2020.

AARON’S HOLDINGS COMPANY, INC.

By:	/s/ Robert W. Kamerschen
Name: Robert W. Kamerschen
Title: Executive Vice President, General Counsel, Chief Corporate Affairs Officer & Corporate Secretary

POWER OF ATTORNEY

Each of the undersigned officers and directors of Aaron’s Holdings Company, Inc. hereby constitutes and appoints Robert P. Sinclair, Jr., Robert W. Kamerschen and C. Kelly Wall as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons on October 16, 2020 in the capacities indicated.

Name	Position	Date

/s/ John W. Robinson III John W. Robinson III	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2020

/s/ C. Kelly Wall C. Kelly Wall	Interim Chief Financial Officer (Principal Financial Officer)	October 16, 2020

/s/ Robert P. Sinclair, Jr. Robert P. Sinclair, Jr.	Vice President, Corporate Controller (Principal Accounting Officer)	October 16, 2020

/s/ Kelly H. Barrett Kelly H. Barrett	Director	October 16, 2020

/s/ Kathy T. Betty Kathy T. Betty	Director	October 16, 2020

/s/ Douglas C. Curling Douglas C. Curling	Director	October 16, 2020

/s/ Cynthia N. Day Cynthia N. Day	Director	October 16, 2020

/s/ Curtis L. Doman Curtis L. Doman	Director	October 16, 2020

/s/ Walter G. Ehmer Walter G. Ehmer	Director	October 16, 2020

/s/ Hubert L. Harris, Jr.	Director	October 16, 2020
Hubert L. Harris, Jr.

/s/ Ray M. Robinson	Director	October 16, 2020
Ray M. Robinson